Exhibit 99.1

PRESS RELEASE

INNOSPEC ANNOUNCES SHARE REPURCHASE PROGRAM

Englewood, CO – May 12, 2014 – Innospec Inc. (NASDAQ: IOSP) today announced that its board of directors has authorized the Company to repurchase up to an aggregate of $20 million of its shares of common stock. These purchases may be made from time to time, at the discretion of the Company’s officers, on the open market or otherwise.

Patrick S. Williams, President and Chief Executive Officer, said:

“Our capital management program has always been designed to ensure that there is a good balance between the reinvestment of cash to grow our business through acquisition or capital expenditure, and the return of cash to shareholders.

Having instituted a regular dividend, we believe the time is right to also launch a buy-back program to, among other things, reduce the effects of dilution on shareholders’ equity from options and other equity based awards.”

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1100 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. This business also contains Oilfield Specialties which provides specialty chemicals for oil & gas drilling and production operations. Innospec’s Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Polymers; and Fragrance Ingredients markets. Innospec’s Octane Additives business is the world’s only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, pension liabilities and charges, net income, growth potential and other measures of financial performance) statements regarding shareholder value. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-356-6241

Brian.Watt@innospecinc.com

Robert D. Ferris

RF|Binder Partners

+1-212-994-7505

Robert.Ferris@RFBinder.com

Dan Scorpio

RF|Binder Partners

+1-212-994-7609

Dan.Scorpio@RFBinder.com